Exhibit (d)(xxiv)(B)

FORM OF

AMENDED AND RESTATED SCHEDULE A
DATED JULY 10, 2015
TO THE
SUB-ADVISORY AGREEMENT DATED DECEMBER 19, 2014
AMONG
WHV INVESTMENTS, INC. (FORMERLY, WHV INVESTMENT MANAGEMENT, INC.),
EAM GLOBAL INVESTORS, LLC
AND
FUNDVANTAGE TRUST

Sub-Advisory Fee Schedule

Fund	Annual Fee as a Percentage of Fund Account’s Average Daily Net Assets
WHV/EAM International Small Cap Equity Fund	0.7659% (76.59 basis points)

WHV/EAM Emerging Markets Small Cap Equity Fund	0.8667% (86.67 basis points)

This Amended and Restated Schedule A to the Sub-Advisory Agreement is hereby executed as of the date first set forth above.

WHV INVESTMENTS, INC.

By:
Name:
Title:

EAM GLOBAL INVESTORS, LLC

By:
Name:
Title:

FUNDVANTAGE TRUST

By:
Name:	Joel Weiss
Title:	President